Exhibit 5.1

Attorney Opinion Letter of
Johnson, Pope, Bokor, Ruppel & Burns, LLP

October 2, 2007

Onscreen Technologies, Inc.
600 N.W. 14th Avenue, Suite 100
Portland, OR 97205

Re: Onscreen Technologies, Inc. (the "Company") Registration Statement on Form SB-2

Ladies and Gentlemen:

You have requested our opinion in connection with the registration for resale of an aggregate of 78,108,174 shares of the Company's Common Stock (the "Shares"), which is described in the Company's second amended registration statement on Form SB-2 to which this opinion is attached as Exhibit 5.1. The Shares consist of the following:

The shares of common stock being registered hereunder that are currently outstanding relate to:

a.	30,291,743 shares which were issued in connection with the conversion of convertible promissory notes.

b.	14,293,992 shares issued in connection with prior private placements of promissory notes.

c.	2,330,000 shares issued for consulting services;

d.	100,000 shares issued for legal services assigned to the adult children of the shareholder.

The shares of common stock being registered hereunder relate to shares which may be issued in the future underlying the exercise of common stock purchase warrants as follows:

a.	8,884,921 shares underlying common stock purchase warrants issued to holders of our promissory notes which are exercisable at $0.01.

b.	9,808,517 shares underlying common stock purchase warrants issued in connection with prior private placements of promissory notes which are exercisable at $0.01.

c.	6,800,000 shares underlying common stock purchase warrants exercisable at $0.20 issued in connection with the repurchase of royalty rights.

d.	500,000 shares underlying common stock purchase warrants exercisable at $0.20 issued in consideration for the acquisition of the WayCool technology.

e.	5,099,001 shares underlying common stock purchase warrants issued to employees, former employees, officers, directors and advisors.

Collectively the above sections are referred to as the "Registered Securities."  We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuances and the related transactions and such other documents, records and matters of law, as we have deemed necessary for purposes of this opinion.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

The Registered Securities have been duly authorized and reserved. The shares of common stock when issued upon exercise of each of the warrants in accordance with their terms, including payment of the applicable exercise price will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have (a) that the resolutions of the board of directors of the Company authorizing the Company to issue the Shares will remain in full force and effect until all of the Shares have been issued, and (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and relied, as to certain factual matters, without any independent investigation, inquiry or verification, upon statements or certificates of public officials and of representatives of the Company. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Colorado and the federal laws of the United States of America, in each case as in effect on the date hereof.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours, JOHNSON, POPE, BOKOR, RUPPEL & BURNS, LLP

/s/ Michael T. Cronin
Michael T. Cronin